Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as October 13, 2016 (the “Effective Date”), between Moleculin Biotech, Inc., a Delaware corporation (the “Company”), and Walter V. Klemp (“Executive”). The Company and Executive are sometimes hereinafter individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer and Executive desires to accept such employment;

WHEREAS, subject to the terms of this Agreement, the Company may choose during the term of this Agreement to hire a new chief executive officer, and upon such hire, and if requested by the Company, the Executive agrees to provide consulting services to the Company on an independent contractor basis, pursuant to the Consulting Agreement in substantially the form set forth on Exhibit A (the “Consulting Agreement”);

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive agree as follows:

1.           Term. This Agreement shall commence on the Effective Date and shall remain in effect until terminated in accordance with Section 5 or Section 10 (the “Term”) (provided that Section 4 shall continue in effect after Executive’s termination of employment).

2.           Position and Duties.

(a)          During the Term, Executive shall serve as the Company’s Chief Executive Officer. In such position, Executive shall (i) report to the Board of Directors of the Company (the “Board”), (ii) perform such duties consistent with Executive’s position as reasonably directed by the Board, and (iii) have the authority, responsibilities, and duties reasonably accorded to, expected of, and consistent with Executive’s position.

(b)          Executive’s principal place of employment shall be the principal offices of the Company currently located in Houston, Texas.

(c)          During the Term, Executive shall devote Executive’s attention and efforts to the performance of Executive’s duties hereunder. The foregoing limitations shall not be construed as prohibiting Executive from making personal investments in such form or manner that will not require Executive’s services in the operation or affairs of the companies or businesses in which such investments are made, violate the terms of this Agreement, or otherwise conflict or interfere with Executive’s responsibilities to the Company.

3.           Compensation and Benefits.

(a)          Executive’s annual base salary (“Base Salary”) shall be $25,000 per month, payable bi-monthly on the Company’s normal payroll dates; provided, however, that during the period commencing June 1, 2016 and ending June 1, 2017, $12,500 per month of the Base Salary (the “Deferred Salary”) shall be deemed to be or actually deferred, as the case may be, and shall be payable in a lump sum on the earlier of any termination of this Agreement, or June 1, 2019; provided further, that if this Agreement is terminated pursuant to Section 10 because the Consultant Agreement takes effect, the Deferred Salary shall be payable pursuant to the Consulting Agreement on the earlier of (i) the termination of Executive’s services (voluntarily or involuntarily) pursuant to the Consulting Agreement or (ii) June 1, 2019. Executive’s Base Salary shall be reviewed annually by the Board and the Board may, but shall not be required to, increase the Base Salary during the Term. However, Executive’s Base Salary may not be decreased during the Term.

(b)          The Company shall reimburse Executive for such business expenses as Executive shall from time to time incur on behalf of the Company in accordance with the rules, guidelines, policies, and procedures of the Company and the Internal Revenue Service relating thereto.

4.           Confidentiality; Restrictive Covenants.

(a)          Confidentiality. Executive acknowledges that in the course of his employment for the Company, Executive will have access to certain confidential information relating to the Company’s plans and strategies, including plans and strategies for research, development, production, collaboration, or expansion, and other information about the Company’s business, which the Company desires to protect and preserve in confidence (collectively referred to as “Confidential Information”). Executive agrees to the following obligations with respect to the Confidential Information:

(i)          Executive shall keep the Confidential Information in confidence, and shall not disclose or otherwise make available, or facilitate the availability of the same or any part thereof to any person or entity, except as necessary in the course and scope of Executive’s duties and responsibilities pursuant to this Agreement, as otherwise expressly permitted by the Company, or as required by law or legal process.

(ii)         Executive shall not make, disclose, or distribute, directly or indirectly, documents or copies of documents containing disclosures of the Confidential Information, except as necessary in the course and scope of Executive’s duties and responsibilities pursuant to this Agreement, or as required by law or legal process.

(iii)        Upon termination of this Agreement, or otherwise upon request of the Company, Executive shall promptly return to the Company all of the Confidential Information in his possession or control; provided, however, that Executive shall be permitted to retain a copy of Confidential Information (subject to continuing confidentiality obligations with respect to such Confidential Information) as necessary to render services pursuant to the Consulting Agreement, as subsequently agreed by the Parties, or as otherwise allowed by law or legal process.

The provisions of this Section 4(a) shall survive termination of this Agreement.

(b)          Non-Confidential Information. The Company acknowledges and agrees that Executive’s obligations of confidence do not apply to, and the term “Confidential Information” shall not include, any such information that (i) was already known to Executive prior to becoming affiliated with the Company (or with Moleculin LLC) in any capacity, including as an officer, director, employee, or consultant to the Company (or with Moleculin LLC), (ii) is publicly available or which becomes publicly available in the future other than by breach of this Agreement by Executive, (iii) is disclosed to Executive by third parties under no obligation of confidence to the Company, or (iv) is developed by Executive without reliance on the Confidential Information. In addition, Section 4(a) shall not limit Executive’s performance of his services pursuant to (and in accordance with) the Consulting Agreement, if it takes effect.

(c)          Non-Competition. During the Term and for a period of 12 months thereafter, Executive shall not render any services, directly or indirectly, in any capacity, to any person or entity, relating to developing or marketing any competitive products to those under development or being marketed by the Company, within any state or foreign jurisdiction in which the Company or its affiliates is then developing, providing or marketing its services or products (or engaged in active discussions to provide such services or products) except as expressly permitted by the Company. Notwithstanding the foregoing, the Company acknowledges and agrees that Executive’s services pursuant to the Consulting Agreement, or to Soliton, Inc. and any of its affiliates or collaborators, shall not in any way be limited by, or be construed as a breach of, this Section 4(c).

Executive agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 4(c) are too restrictive to be enforceable, the court shall reduce the scope of the restriction to the extent necessary to make the restriction enforceable. In furtherance and not in limitation of the foregoing, the Company and Executive each intend that the covenants contained in this Section 4(c) shall be deemed to be a series of separate covenants, one for each and every state, territory or jurisdiction of the United States and any foreign country set forth therein.  If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

(d)          Non-Solicitation. During the Term and for a period of 12 months thereafter, Executive shall not solicit for employment or hire, or attempt to solicit for employment or hire, any individual who is or was employed by the Company or any of its affiliates at any time within six months’ prior to the solicitation or hire (the “Restricted Personnel”); provided, however, that this restriction shall not prohibit the solicitation for employment, or employment of, any such individual (i) whose employment was terminated by the Company, (ii) who responds to a general solicitation through advertisements in social or other media of general circulation advertising employment opportunities, to the extent that such advertisements are not aimed specifically at any Restricted Personnel, (iii) who has been employed by Soliton, Inc. or its affiliates at any time, or (iv) pursuant to Consultant’s performance of his services pursuant to the Consulting Agreement.

(e)          Assignment of Inventions. Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not, related to the business of the Company (“Creations”), conceived or made by him alone or with others at any time during his employment with the Company. Executive agrees that the Company owns all such Creations, conceived or made by Executive alone or with others at any time during his employment with the Company, and Executive hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with the Company with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. Executive understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (i) relates in any way to the business or to the current or anticipated (as evidenced by written documentation) research or development of the Company or any of its affiliates; or (ii) results in any way from his work at the Company.

Executive agrees to cooperate reasonably with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact, and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

(f)          Injunctive Relief. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in this Section 4 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure precisely damages for such injuries and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in this Section 4.

5.           Termination.

(a)          Termination For Cause. The Company may terminate this Agreement at any time for Cause (as defined below), in accordance with the terms and conditions of this Agreement. “Cause” shall mean:

(i)          Executive’s material and continued failure to use reasonable efforts to substantially perform his duties (as opposed to unsatisfactory performance of duties) as the CEO of the Company;

(ii)         Executive’s substantiated fraud or embezzlement against the Company;

(iii)        Executive’s willful breach of Section 4; or

(iv)        Executive’s conviction (or a plea of nolo contendere) for any felony under the laws of the United States or any State.

For purposes of this provision, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The Company shall give Executive written notice of any “Cause” event, and Executive shall have 30 days from the delivery of such notice within which to cure any acts constituting Cause (if curable).

If terminated for “Cause,” Executive shall be entitled to the following only (the benefits set forth in clauses (w), (x), (y), and (z) of this Section 5(a) being, collectively, the “Accrued Rights”):

(w)          Executive’s earned, but unpaid Base Salary (including any accrued but unpaid Deferred Salary) payable as of the date of termination, payable in lump sum within seven days of Executive’s termination of employment;

(x)          Executive’s earned but unpaid bonus or incentive compensation, if any, for the calendar year prior to the year in which Executive’s employment terminates, payable at the same time it would have been paid had Executive not terminated;

(y)          reimbursement, within 30 days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed reasonable business expenses incurred by Executive in the performance of Executive’s duties; and

(z)          such other earned and accrued employee benefits, if any, as to which Executive may be entitled under the terms of the employee benefit plans of the Company.

(b)          Voluntary Termination by Executive. Executive may terminate his employment at any time without Good Reason (as defined in Section 5(d) below) upon 90 days’ prior written notice to the Company, in which event Executive shall be entitled to payment of the Accrued Rights as described in Section 5(a).

(c)          Termination Without Cause. The Company may terminate this Agreement and Executive’s employment, for any reason without Cause, at any time upon 30 days’ prior written notice to Executive. Subject to the terms of Section 10, if this Agreement is terminated without Cause, Executive shall be entitled to payment of the Accrued Rights as described in Section 5(a) and the following (the benefits set forth in clauses (i) and (ii) of this Section 5(c) being, collectively, the “Severance Benefits”):

(i)          payment of an amount equal to the greater of (A) Executive’s Base Salary for one year from the date of termination of Executive’s employment, or (B) the Base Salary Executive would have received had he remained employed through the third anniversary of the Effective Date; and

(ii)         payment of a pro rata portion of Executive’s target bonus or incentive compensation, if any, for the calendar year in which Executive’s employment terminates.

The Severance Benefits shall be payable in lump sum within seven days of Executive’s termination.

(d)          By Executive for Good Reason. Executive may terminate this Agreement for Good Reason, at any time in accordance with the following terms and conditions. As used herein, “Good Reason” shall mean any of the following, without Executive’s prior written consent:

(i)          a material reduction in Executive’s title, authority, duties, or responsibilities;

(ii)         a material reduction of Executive’s Base Salary;

(iii)        the Company requires Executive to relocate to a facility or location more than 50 miles from the Company’s current headquarters in Houston, Texas; or

(iv)        the Company’s material breach of this Agreement.

Executive shall give the Company written notice of any “Good Reason” event, and the Company shall have 30 days from the delivery of such notice within which to cure any acts constituting Good Reason (if curable).

If Executive resigns for Good Reason, Executive shall be entitled to (A) the Accrued Rights, payable as described in Section 5(a), and (B) the Severance Benefits, payable as described in Section 5(c).

(e)          Death or Disability of Executive. Executive’s employment shall terminate automatically upon Executive’s death. If a Disability (as defined below) of Executive occurs, the Company may give to Executive written notice of its intention to terminate Executive’s engagement. In such event, Executive’s engagement shall terminate effective on the 30th day after receipt of such notice by Executive, provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. If this Agreement is terminated as a result of Executive’s death or Disability, Executive shall be entitled to payment of the Accrued Rights as described in Section 5(a). Subject to applicable law, including the Americans with Disabilities Act, as amended, the term “Disability” shall mean that Executive is, by reason of any medically determinable physical or mental impairment (as determined by a physician reasonable acceptable to each Party), unable to perform the essential functions of Executive’s job position with Company, with or without reasonable accommodation, for six months – whether such six months be continuous or intermittent – within a 12-month period.

6.           D&O Insurance. The Company shall purchase and maintain director and officer liability insurance on such terms and providing such coverage as the Board determines is appropriate from time-to-time, and Executive shall be covered by such insurance, pursuant to the terms of the applicable plan(s) and policy(ies), to the same extent as similarly situated officers and directors of the Company.

7.           Indemnification. The Company shall indemnify Executive in Executive’s capacity as an officer or director of the Company and, if serving at the request of the Company as a director, manager, officer, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, trust, partnership, joint venture, sole proprietorship, employee benefit plan, or other enterprise, in each of those capacities, against any and all liability and reasonable expense that may be incurred by Executive in connection with or resulting from (a) any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (collectively, a “Proceeding”), (b) an appeal in such a Proceeding, or (c) any inquiry or investigation that could lead to such a Proceeding, all to the fullest extent permitted by applicable law; provided, however, that the Company shall not be obligated to indemnify Executive to the extent any such liability or expense arises from or relates to Executive willful misconduct, embezzlement, or fraud (“Excluded Misconduct”). The Company shall pay or reimburse, in advance of the final disposition of the Proceeding, to Executive all reasonable expenses incurred by Executive to the extent Executive is or is threatened to be made a named defendant or respondent in a Proceeding to the fullest extent permitted by applicable law; provided, however, that the Company shall not be obligated to pay or reimburse Executive to the extent any liability or expense for which indemnification is sought arises from or relates to Executive’s Excluded Misconduct. Any indemnification provided for in this Agreement shall be in addition to all rights to which Executive may be entitled under any agreement or constituent document of the Company, or as a matter of law or otherwise.

8.           Section 409A.

(a)          Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment by the Company that would be considered “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in no event shall a termination of employment by the Company be considered to have occurred under this Agreement unless such termination constitutes Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (“Separation from Service”).

(b)          Section 409A Compliance; Separate Payments. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, the amounts payable to Executive pursuant to Section 5 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals), and each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment. However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service, or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or his personal representative), without interest. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(c)          Section 409A Interpretation. This Agreement is intended to be written, administered, interpreted, and construed in a manner such that no payment or benefits provided under the Agreement become subject to (i) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code, or (ii) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.

(d)          Reimbursements and In-kind Benefits. Any reimbursements by the Company to Executive of any eligible expenses under this Agreement that are not excludable from Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date required pursuant to Section 3(b) and the last day of the taxable year of Executive following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Executive during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive. The right to Taxable Reimbursement, or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

9.           Successors.

(a)          This Agreement is personal to Executive and without the prior written consent of the Company, Executive may not assign this Agreement or delegate Executive’s duties hereunder. Any attempted assignment or delegation by Executive without the Company’s prior written consent shall be void. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, estate, and legal representatives.

(b)          This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)          The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.         Consulting Role. If during the Term, the Company determines to hire a new chief executive officer, the Company shall give Executive at least 60 days’ advance notice of such event, and upon the later of the expiration of such 60-day notice period or the commencement date of such replacement chief executive officer’s employment, this Agreement shall automatically terminate and the Company shall have the right to retain Executive as a Consultant pursuant to the Consulting Agreement. If the Company notifies the Executive that it intends to exercise its right pursuant to this section to retain Executive as a consultant, Executive shall be entitled to the Accrued Rights as if he had resigned pursuant to Section 5(b), provided that (a) compliance with the notice requirements is not required and (b) the Deferred Salary shall continue to be payable to Executive pursuant to the Consulting Agreement. If for any reason the Company does not elect to retain Executive as a consultant pursuant to the Consulting Agreement, Executive shall be entitled to the Accrued Rights and the Severance Benefits as if he had resigned with Good Reason pursuant to Section 5(d); provided, that the time period for the Company to cure will be inapplicable.

11.         Miscellaneous.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

(b)          The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof,” and words of like import refer to this entire Agreement instead of just the provision in which they are found. The term “affiliate” means any person or entity that directly or indirectly controls, is controlled by, or is under common control with the person or entity in question (as used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise).

(c)          The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, or local law.

(d)          Any notice required by this Agreement shall be given by email transmission confirmed by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed as follows:

If to Executive:	Walter V. Klemp
1973 W. Clay St.
Houston, TX 77019
Email: wklemp@wkconsulting.net

If to the Company:	2575 West Bellfort, Suite 333
Houston, Texas 77054
Attention: Chief Financial Officer
Email: jfoster@moleculin.com

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e)          If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(f)          The failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g)          The provisions of this Agreement constitute the complete understanding and agreement between the Parties with respect to the subject matter hereof, except for the provisions of applicable Company employee benefit plans and policies, insurance coverage, and insurance benefits. Neither this Agreement nor any provision hereof may be amended, modified, or supplemented unless in writing, executed by each Party. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the Party against whom enforcement is sought.

(h)          This Agreement may be executed in counterparts, both of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

COMPANY:		EXECUTIVE:

Moleculin Biotech, Inc.

By:	/s/ Jacqueline Northcut
Name:	Jacqueline Northcut	/s/ Walter V. Klemp
Title:	Compensation Committee - Chairperson	Walter V. Klemp

Exhibit A

Consulting Agreement

See attached.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of [___________], 2016 (the “Effective Date”), between Moleculin Biotech, Inc., a Delaware corporation (the “Company”), and Walter V. Klemp (“Consultant”). The Company and Consultant are sometimes hereinafter individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the Company and Consultant were parties to that certain Executive Employment Agreement, dated as of __________, 2016, which was terminated on [____________], 20[__] (the “Employment Agreement”); and

WHEREAS, subject to the terms of this Agreement, the Company desires to engage Consultant as an independent contractor to perform the services set forth on Exhibit A (the “Services”), and Consultant desires to accept such engagement;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Consultant agree as follows:

1.           Term. This Agreement shall commence on the Effective Date and shall remain in effect until ________, 2019 (the “Initial Term”). After the Initial Term, this Agreement shall be automatically renewed for successive terms of one year each (a “Renewal Period”), unless either Party gives notice that it does not intend to renew this Agreement not less than 90 days prior to the end of any Term. For purposes of this Agreement, “Term” shall mean and include the Initial Term and each Renewal Period. Notwithstanding the foregoing, Section 4 of the Agreement shall continue in effect after the termination of this Agreement.

2.           Services; Independent Contractor.

(a)          Subject to the provisions of this Agreement, the Company hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor to provide the Services. Consultant will perform the Services, during normal business hours, in a professional and workmanlike manner. The Company acknowledges that Consultant provides services to other businesses, including as an officer and director of Soliton, Inc., and that spending time doing so in a manner that does not prevent Consultant from performing the Services shall not constitute a breach by Consultant of this Agreement. Consultant shall be entitled to suspend his performance of the Services for an aggregate of four weeks during each year during the Term for vacation and other purposes. Consultant shall not be in breach of this Agreement, nor shall the Company be excused from paying the Consulting Fee, if Consultant shall be unable to perform the Services due to illness.

(b)          Consultant is, and at all times during the Term shall be, an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between Consultant and the Company for any purpose. Consultant will not be entitled to participate in any benefits plans offered by the Company to its employees, except for continuation coverage as provided by the Consolidated Omnibus Budget Reconciliation Act (COBRA), and the terms of any other applicable post-employment employee benefit plans or insurance policies or coverages. The Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes.

3.           Consulting Fee; Expense Reimbursement.

(a)          In consideration of Consultant providing the Services, the Company shall pay Consultant a monthly fee of $25,000 during the Term (the “Consulting Fee”); provided, however, that until ________, 2017, $10,000 per month of the Consulting Fee (the “Deferred Fee”), including any unpaid Deferred Salary (as defined in the Employment Agreement), shall be deferred and shall be payable in lump sum on the earlier of the Consultant’s termination of Services to the Company or ________, 2019. The Company shall pay to Consultant the Consulting Fee in arrears, in monthly installments on first day of each month. The Consulting Fee shall be prorated for any partial calendar month. All payments shall be made in U.S. dollars.

(b)          The Company shall reimburse Consultant for such business expenses as Consultant shall from time to time incur on behalf of the Company in accordance with the rules, guidelines, policies, and procedures of the Company and the Internal Revenue Service relating thereto.

4.           Confidentiality; Restrictive Covenants.

(a)          Confidentiality. Consultant acknowledges that in the course of his Services, Consultant will have access to certain confidential information relating to the Company’s plans and strategies, including plans and strategies for research, development, production, collaboration, or expansion, and other information about the Company’s business, which the Company desires to protect and preserve in confidence (collectively referred to as “Confidential Information”). Consultant agrees to the following obligations with respect to the Confidential Information:

(i)          Consultant shall keep the Confidential Information in confidence, and shall not disclose or otherwise make available, or facilitate the availability of the same or any part thereof to any person or entity, except as necessary in the course and scope of Consultant’s duties and responsibilities pursuant to this Agreement, as otherwise expressly permitted by the Company, or as required by law or legal process.

(ii)         Consultant shall not make, disclose, or distribute, directly or indirectly, documents or copies of documents containing disclosures of the Confidential Information, except as necessary in the course and scope of Consultant’s duties and responsibilities pursuant to this Agreement, or as required by law or legal process.

(iii)        Upon termination of this Agreement, or otherwise upon request of the Company, Consultant shall promptly return to the Company all of the Confidential Information in his possession or control; provided, however, that Consultant shall be permitted to retain a copy of Confidential Information (subject to continuing confidentiality obligations with respect to such Confidential Information) as subsequently agreed by the Parties, or as otherwise allowed by law or legal process.

The provisions of this Section 4(a) shall survive termination of this Agreement.

(b)          Non-Confidential Information. The Company acknowledges and agrees that Consultant’s obligations of confidence do not apply to, and the term “Confidential Information” shall not include, any such information that (i) was already known to Consultant prior to becoming affiliated with the Company (or with Moleculin LLC) in any capacity, including as an officer, director, employee, or consultant to the Company (or with Moleculin LLC), (ii) is publicly available or which becomes publicly available in the future other than by breach of this Agreement by Consultant, (iii) is disclosed to Consultant by third parties under no obligation of confidence to the Company, or (iv) is developed by Consultant without reliance on the Confidential Information.

(c)          Non-Competition. During the Term and for a period of 12 months thereafter, Consultant shall not render any services, directly or indirectly, in any capacity, to any person or entity, relating to developing or marketing any competitive products to those under development or being marketed by the Company, within any state or foreign jurisdiction in which the Company or its affiliates is then developing, providing or marketing its services or products (or engaged in active discussions to provide such services or products) except as expressly permitted by the Company. Notwithstanding the foregoing, the Company acknowledges and agrees that Consultant’s services to Soliton, Inc. and any of its affiliates or collaborators, shall not in any way be limited by, or be construed as a breach of, this Section 4(c).

Consultant agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 4(c) are too restrictive to be enforceable, the court shall reduce the scope of the restriction to the extent necessary to make the restriction enforceable. In furtherance and not in limitation of the foregoing, the Company and the Consultant each intend that the covenants contained in this Section 4(c) shall be deemed to be a series of separate covenants, one for each and every state, territory or jurisdiction of the United States and any foreign country set forth therein.  If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

(d)          Non-Solicitation. During the Term and for a period of 12 months thereafter, Consultant shall not solicit for employment or hire, or attempt to solicit for employment or hire, any individual who is or was employed by the Company or any of its affiliates at any time within six months’ prior to the solicitation or hire (the “Restricted Personnel”); provided, however, that this restriction shall not prohibit the solicitation for employment, or employment of, any such individual (i) whose employment was terminated by the Company, (ii) who responds to a general solicitation through advertisements in social or other media of general circulation advertising employment opportunities, to the extent that such advertisements are not aimed specifically at any Restricted Personnel, or (iii) who has been employed by Soliton, Inc. or its affiliates at any time.

(e)          Assignment of Inventions. Consultant will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not, related to the business of the Company (“Creations”), conceived or made by him alone or with others at any time during the Term. Consultant agrees that the Company owns all such Creations, conceived or made by Consultant alone or with others at any time during the Term, and Executive hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his Service with respect to Creations and derivatives of such Creations conceived or made during his Service with the Company. Consultant understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (i) relates in any way to the business or to the current or anticipated (as evidenced by written documentation) research or development of the Company or any of its affiliates; or (ii) results in any way from his work at the Company.

Consultant agrees to cooperate reasonably with the Company, both during and after his Service with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Consultant shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Consultant further agrees that if the Company is unable, after reasonable effort, to secure Consultant’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact, and Consultant hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

(f)          Injunctive Relief. Without limiting the remedies available to the Company, Consultant acknowledges that a breach of any of the covenants contained in this Section may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure precisely damages for such injuries and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or injunction restraining Consultant from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Section 4.

5.           Termination.

(a)          Termination For Cause. The Company may terminate this Agreement and Consultant’s Services at any time for Cause (as defined below), in accordance with the terms and conditions of this Agreement. “Cause” shall mean:

(i)          Consultant’s material and continued failure to perform the Services;

(ii)         Consultant’s substantiated fraud or embezzlement against the Company;

(iii)        Consultant’s willful breach of Section 4; or

(iv)        Consultant’s conviction (or a plea of nolo contendere) for any felony under the laws of the United States or any State.

For purposes of this provision, no act or failure to act on the part of Consultant shall be considered “willful” unless it is done, or omitted to be done, by Consultant in bad faith or without reasonable belief that Consultant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Consultant in good faith and in the best interests of the Company. The Company shall give Consultant written notice of any “Cause” event, and Consultant shall have 30 days from the delivery of written notice by the Company within which to cure any acts constituting Cause (if curable).

If terminated for “Cause,” Consultant shall be entitled to the following only (the benefits set forth in clauses (y) and (z) of this Section 5(a) being, collectively, the “Accrued Rights”):

(y)          Consultant’s earned but unpaid Consulting Fee (including any accrued but unpaid Deferred Fee), payable as of the date of termination, payable in a lump sum within seven days of Consultant’s termination; and

(z)          reimbursement, within 30 days following submission by Consultant to the Company of appropriate supporting documentation, for any unreimbursed reasonable business expenses incurred by Consultant in the performance of the Services.

(b)          Voluntary Termination by Consultant. Consultant may terminate this Agreement and Consultant’s Services at any time without Good Reason (as defined in Section 5(d) below) upon 180 days’ prior written notice to the Company, in which event Consultant shall be entitled to payment of the Accrued Rights as described in Section 5(a).

(c)          Termination Without Cause. The Company may terminate this Agreement and Consultant’s Services, for any reason without Cause, at any time upon 30 days’ prior written notice to Consultant. If this Agreement is terminated without Cause, Consultant shall be entitled to payment of the Accrued Rights as described in Section 5(a) and payment of an amount equal to the greater of (A) Consultant’s Consulting Fee for one year from the date of termination of this Agreement, or (B) the Consulting Fee Consultant would have received had this Agreement remained in effect through ________, 2019 (the “Termination Benefit”). For the avoidance of doubt, if this Agreement expires due to the Company’s failure to renew such Agreement pursuant to Section 1 above, such expiration or such failure by the Company to renew the Agreement shall not be deemed to be a termination without Cause and Consultant shall not be entitled to any benefits other than the Accrued Rights.

The Termination Benefit shall be payable in lump sum within seven days of Consultant’s termination.

(d)          By Consultant for Good Reason. Consultant may terminate this Agreement and his Services for Good Reason, at any time, in accordance with the following terms and conditions. As used herein, “Good Reason” shall mean any of the following, without Consultant’s prior written consent:

(i)          the Company requires Consultant to relocate to a facility or location more than 50 miles from the Company’s current headquarters in Houston, Texas; or

(ii)         the Company’s violation of any material provision of this Agreement, or any material provision of any other agreement entered into between the Company and Consultant.

Consultant shall give the Company written notice of any “Good Reason” event, and the Company shall have 30 days from the delivery of such notice within which to cure any acts constituting Good Reason (if curable).

If Consultant resigns for Good Reason, Consultant shall be entitled to (A) the Accrued Rights as described in Section 5(a), and (B) the Termination Benefit as described in Section 5(c).

(e)          Death or Disability of Consultant. This Agreement shall terminate automatically upon Consultant’s death. If a Disability (as defined below) of Consultant occurs, the Company may give to Consultant written notice of its intention to terminate Consultant’s engagement. In such event, Consultant’s engagement shall terminate effective on the 30th day after receipt of such notice by Consultant, provided that, within the 30 days after such receipt, Consultant shall not have returned to full-time performance of Consultant’s Services. If this Agreement is terminated as a result of Consultant’s death or Disability, Consultant shall be entitled to payment of the Accrued Rights as described in Section 5(a). Subject to applicable law, the term “Disability” shall mean that Consultant is, by reason of any medically determinable physical or mental impairment (as determined by a physician reasonable acceptable to each Party), unable to perform the essential functions of Consultant’s position with Company, with or without reasonable accommodation, for six months – whether such six months be continuous or intermittent – within a 12-month period.

6.           Indemnification. Each Party shall defend, indemnify, and hold the other Party harmless from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses (including reasonable attorneys’ fees) arising out of or relating to such party’s intentional breach of this Agreement. In addition, the Company shall defend, indemnify, and hold Consultant harmless from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses (including reasonable attorneys’ fees) arising out of or relating to claims from other persons or entities made in connection with or as a result of the performance by Consultant of the Services.

7.           Successors.

(a)          This Agreement is personal to Consultant and without the prior written consent of the Company, Consultant may not assign this Agreement or delegate Consultant’s Services hereunder. Any attempted assignment or delegation by Consultant without the Company’s prior written consent shall be void. This Agreement shall inure to the benefit of and be enforceable by Consultant’s heirs, estate, and legal representatives.

(b)          This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)          The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

8.           Miscellaneous.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

(b)          The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof,” and words of like import refer to this entire Agreement instead of just the provision in which they are found. The term “affiliate” means any person or entity that directly or indirectly controls, is controlled by, or is under common control with the person or entity in question (as used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise).

(c)          Any notice required by this Agreement shall be given by email transmission confirmed by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed as follows:

If to Consultant:	Walter V. Klemp
1973 W. Clay St.
Houston, TX 77019
Email: wklemp@wkconsulting.net

If to the Company:	2575 West Bellfort, Suite 333
Houston, Texas 77054
Attention: Chief Financial Officer
Email: jfoster@moleculin.com

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)          If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(e)          The failure by Consultant or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Consultant or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)          The provisions of this Agreement constitute the complete understanding and agreement between the Parties with respect to the subject matter hereof, except for the applicable post-employment benefit terms of the Parties’ Executive Employment Agreement, and terms of any other applicable Company post-employment employee benefit plans, insurance policies or insurance coverages. Neither this Agreement nor any provision hereof may be amended, modified, or supplemented unless in writing, executed by each Party. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the Party against whom enforcement is sought.

(g)          This Agreement may be executed in counterparts, both of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

COMPANY:	CONSULTANT:

Moleculin Biotech, Inc.

By:
Name:
Title:	Walter V. Klemp

Exhibit A

Services

Consultant will use his commercially reasonable efforts to advise with respect to, and participate in, investor, banking and business development meetings involving the Company from time to time, at reasonable times and locations designated by the Company (with reasonable advance written notice). It is anticipated that such meetings are likely to involve national and international travel, including overnight stays (which travel shall be reimbursable pursuant to Section 3(b)).

Consultant, upon reasonable notice, will be available for teleconference, email and other electronic communications with the Company’s Board of Directors, CEO and CFO on an as needed basis during regular business hours.